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                     June 21, 2021

       Catherine Hoovel
       Chief Accounting Officer
       McDonald's Corporation
       110 North Carpenter Street
       Chicago, Illinois 60607

                                                        Re: McDonald's
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 23,
2021
                                                            File No. 001-05231

       Dear Ms. Hoovel :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services